EXHIBIT 21.1
             SUBSIDIARIES OF AMERISTAR CASINOS, INC.


Cactus Pete's, Inc., a Nevada corporation

Ameristar Casino Vicksburg, Inc., a Mississippi corporation

Ameristar Casino Council Bluffs, Inc., an Iowa corporation

Ameristar Casino Las Vegas, Inc., a Nevada corporation

Nevada AG Air, Ltd., a Nevada limited liability company

AC Food Services, Inc., a Nevada corporation